FREE WRITING PROSPECTUS Dated February 7, 2023	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-05

$992+mm World Omni Auto Receivables Trust (WOART) 2023-A

Joint Leads: Mizuho (str), TD, Truist, Wells

Co-Mgrs: Comerica, M&T

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	S&P/FITCH**	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX
A-1	216.550	0.24	A-1+/F1+	8/23	2/15/24	I-CRV	+20	4.867	4.867	100.00000
A-2A	258.240	1.12	AAA/AAA	12/24	7/15/26	I-CRV	+43	5.237	5.18	99.99918
A-2B	110.000	1.12	AAA/AAA	12/24	7/15/26	SOFR*	+43			100.00000
A-3	279.880	2.59	AAA/AAA	8/26	5/15/28	I-CRV	+64	4.886	4.83	99.98305
A-4	97.610	3.81	AAA/AAA	1/27	5/15/29	I-CRV	+71	4.710	4.66	99.98453
B	30.230	3.92	AA/AA	1/27	5/15/29	I-CRV	+110	5.085	5.03	99.99307
C	15.120	3.92	A/A	1/27	3/15/30	I-CRV	Retained

* = SOFR30A

** Minimum required ratings

Transaction Details:

* Ticker	: WOART 2023-A
* Offered Size	: ~$1.01bn, ~$992+mm offered
* Registration	: Public/SEC Registered
* Pricing speed	: 1.30% ABS to 10% Call
* Expected Ratings	: S&P, Fitch
* ERISA Eligible	: Yes
* EU RR Eligible	: No
* Min denoms	: $1k x $1k
* Expected Settlement	: February 15, 2023
* First Payment Date	: March 15, 2023
* Bill and Deliver	: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: WOART23A

* Intex CDI File (Attached)

Intex Dealname: mzwoar23a_base

Password: 36VJ

--Company is available for conference calls upon request--

CUSIPS:

A1 98164J AA2

A2A 98164J AB0

A2B 98164J AC8

A3 98164J AD6

A4 98164J AE4

B 98164J AF1

C 98164J AG9

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.